Former Shenhua Coal Executive Elected to L&L’s Board

SEATTLE, April 9, 2011.  L & L Energy, Inc. (Nasdaq: LLEN) (“L&L” or the “Company”), a U.S. based company since 1995 with coal mining and distribution businesses in China, announced today that Mr. Jingcai Yang,  a China coal expert and former senior executive for Shenhua Group Corporation Limited (“Shenhua”), has been unanimously elected to the Company’s Board of Directors.

Mr. Yang is a well known leader in the China coal industry. He has over 30 years of experience, 16 of those spent with Shenhua, the largest coal company in the world. Mr. Yang was formerly the Chief Engineer of Shenhua before being promoted to Chairman & CEO of Shendong Coal Corporation, the largest and most profitable Shenhua subsidiary, where he held full P&L responsibility. He has visited the US on numerous occasions, working with many large US coal companies. In 2007 Mr. Yang was elected as a Deputy to the Tenth National People’s Congress of China. He now acts as Chairman & CEO of Ocean Wide Energy Investment Company in Beijing. Mr. Yang graduated from Fu Xin Mining Institute in 1977.

In addition to producing coal, Shenhua also owns railway, power plants, port facilities, and shipping fleets. In 2010, Shenhua’s raw coal output was approximately 350 million tons, equating to approximately USD$34.5 billion in operating income.

Dickson Lee, Chairman and CEO commented,” Since joining L&L as an advisor in 2011, Mr. Yang has brought business contacts critical to growing our coal sales with larger institutions. As a former senior executive for Shenhua, he brings a wealth of experience in multiple facets of the coal supply chain, including mining, sales, transportation, and logistics. I look forward to working with him in his new expanded role to generate more revenue.”

Contacts:

L&L Energy, Inc.

(206) 264-8065

ir@llenergyinc.com

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SOURCE: L & L Energy, Inc.